EXHIBIT 18.1

LETTER REGARDING CHANGE IN ACCOUNTING PRINCIPLE

Board of Directors

Contango Oil & Gas Company

As stated in Note 1 to the consolidated financial statements of Contango Oil & Gas Company and subsidiaries (the “Company”) for the three months ended September 30, 2003, the Company changed its accounting policy for amortizing and impairing the Company’s oil and gas properties from a well-by-well cost center basis to a field-by-field cost center basis as allowed by paragraph 35 of SFAS No. 19. Management believes the newly adopted accounting principle is preferable in the circumstances to have greater comparability with other successful efforts oil and gas companies by conforming to predominant industry practice, which overwhelmingly applies a field-by-field cost center basis. Additionally, as the Company continues to grow and expand its operations, the cost of calculating depletion and impairment on a well-by-well basis exceeds any benefits of maintaining the information at that detail level. At your request, we have reviewed and discussed with management the circumstances, business judgment, and planning that formed the basis for making this change in accounting principle.

It should be recognized that professional standards have not been established for selecting among alternative principles that exist in this area or for evaluating the preferability of alternative accounting principles. Accordingly we are furnishing this letter solely for purposes of the Company’s requirements of the Securities and Exchange Commission, and it should not be used or relied on for any other purpose.

Based on our review and discussion, we concur with management’s judgment that the newly adopted accounting principle is preferable in the circumstances. In formulating this position, we are relying on management’s business planning and judgment, which we do not find unreasonable.

We have not audited any consolidated financial statements of Contango Oil & Gas Company and subsidiaries as of any date or for any period subsequent to June 30, 2003. Accordingly, we are unable to express an opinion on whether the method of accounting for the effect of the change is in conformity with the accounting principles generally accepted in the United States of America or if the financial information included in Part I of this Form 10-Q is fairly presented.

GRANT THORNTON LLP

Houston, Texas

November 10, 2003